Exhibit 3.95

ARTICLES OF INCORPORATION OF CCCIS, INC.	ENDORSED - FILED
In the office of the Secretary of State of the State of California SEP 23 2005

1.                                    Name:

The name of the corporation is CCCIS, INC.

2.                                    Purpose:

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporation Code.

3.                               The name and address in the State of California of this corporation’s initial agent for service of process is:

Richard D. Lake

4179 Piedmont Avenue, Suite 200

Oakland, CA 94611

4.                                    This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is: Twenty-five Thousand (25,000) shares.

5.                               This corporation is a Close Corporation. All of the corporation’s issued shares of stock, of all classes, shall be held of record by not more than Thirty Five (35) persons.

IN WITNESS WHEREOF the undersigned, RICHARD D. LAKE, who is the incorporator of this corporation, has executed the Articles of Incorporation on this 15th day of September, 2005.

RICHARD D. LAKE
Incorporator

The undersigned, RICHARD D. LAKE, the person named above as the incorporator, declares that he is the person who executed the foregoing Articles of Incorporation, which execution is his act and deed.

I declare under penalty of perjury that the foregoing is true and correct and that this declaration was executed on September 15, 2005 at Oakland, California.